Exhibit 10.9

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of the 30th day of December 2005, by and between PHOENIX LIFE INSURANCE COMPANY, (“Lender”) a New York domiciled insurance company with a mailing address of One American Row, Hartford, Connecticut 06115 and PHOENIX INVESTMENT PARTNERS, LTD (“Borrower”), a Delaware corporation with a mailing address of 56 Prospect Street, Hartford, Connecticut 06115.

1.	GENERAL DEFINITIONS.

1.1 Defined Terms. When used herein, the following terms shall have the following meanings:

Agreement - has the meaning assigned to such term in the first paragraph hereof.

Assets Under Management - means all assets, other than general account assets of Phoenix Life Insurance Company and PHL Variable Insurance Company, subject to investment management services provided by the Borrower and its subsidiaries and reported in Form 10Q and Form 10K for the asset management segment of The Phoenix Companies, Inc.

Interest Rate - has the meaning assigned to such term in Section 2.3 of this Agreement.

Borrower - has the meaning assigned to such term in the first paragraph of this Agreement.

Business Day - means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Hartford, Connecticut are authorized or required by law to close.

Closing Date - has the meaning assigned to such term in Section 2.1 of this Agreement.

Default - an event or condition the occurrence of which would, with a lapse of time or the giving of notice or both, become an Event of Default.

EBITDA - means, as of the end of any fiscal quarter of the Borrower, earnings of the Borrower and its subsidiaries before Interest Expense, taxes, depreciation and amortization for the four fiscal quarters then ending, determined on a consolidated basis in accordance with GAAP, as reported in Form 10Q and Form 10K for the asset management segment of The Phoenix Companies, Inc.

EBITDA to Senior Interest Expense Ratio - means the ratio, as determined at the end of each fiscal quarter of the Borrower of (a) EBITDA, determined for the four fiscal quarters of the Borrower ending as of such quarter’s end to (b) total Interest Expense on Senior Debt, determined for the four fiscal quarters of the Borrower ending as of such quarter’s end.

EBITDA to Total Interest Expense Ratio - means the ratio, as determined at the end of each fiscal quarter of the Borrower of (a) EBITDA, determined for the four fiscal quarters of the Borrower ending as of such quarter’s end to (b) total Interest Expense, determined for the four fiscal quarters of the Borrower ending as of such quarter’s end.

Event of Default - has the meaning assigned to such term in Section 7.1 of this Agreement.

GAAP - has the meaning assigned to such term in Section 1.2 of this Agreement.

Highest Lawful Rate - means the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by the Lender on the obligations owed to it under the laws applicable to the Lender and this transaction.

Indebtedness - means, with respect to any person and without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to any letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases (g) all net obligations with respect to any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, currency option or any other, similar agreement (including any option to enter into any of the foregoing); (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contracts rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; and (i) all obligations in respect of guaranteeing, purchasing or otherwise discharging indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

Interest Expense - means, with respect to any fiscal period of the Borrower, interest expense of the Borrower and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

Interest Payment Date - has the meaning assigned to such term in Section 2.3 of this Agreement.

Interest Period - means the period in which interest under the Loan shall be calculated, which date shall commence, with respect to the first Interest Period, on the Closing Date and, with respect to all subsequent Interest Periods, on the first (1st) day of each successive calendar quarter after the Closing

Date and ending, with respect to the first Interest Period, on the last day of the calendar quarter in which the Closing Date falls, and, with respect to all other Interest Periods, on the last date of the calendar quarter in which such commencement date fell; provided that no Interest Period shall extend beyond the Maturity Date. For the avoidance of doubt, the first Interest Period shall commence on the Closing Date and end on March 31, 2006 and the second Interest Period shall commence on April 1, 2006 and end on June 30, 2006.

Lender - has the meaning assigned to such term in the first paragraph of this Agreement.

Loan - has the meaning assigned to such term in Section 2.1 of this Agreement.

Maturity Date - has the meaning assigned to such term in Section 2.2 of this Agreement.

Note - has the meaning assigned to such term in Section 2.1 of this Agreement.

Senior Debt - means all Indebtedness of the Borrower other than subordinated debt.

Senior Debt to EBITDA Ratio - means the ratio, as determined at the end of each fiscal quarter of the Borrower, of (a) Senior Debt, determined as of such quarter’s end, to (b) EBITDA, determined for the four fiscal quarters of the Borrower ending as of such quarter’s end.

Shareholders Equity - means the shareholders’ equity of the Borrower and its subsidiaries determined on a consolidated basis in accordance with GAAP.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles (“GAAP”) at the time in effect.

2.	LOAN

2.1 The Loan. Subject to the terms and conditions of this Agreement, and in exchange for a payment of $3,000,000 and a Subordinated Note of the Borrower owned by the Lender as of the date of this Agreement (the “Closing Date”), Lender agrees to accept from Borrower on the Closing Date a senior note in the principal amount of $66,018,833 (the “Note”), substantially in the form of Exhibit A hereto. The indebtedness of the Borrower evidenced by the Note is hereinafter referred to as the “Loan”. The Note shall be a registered note and the Borrower shall maintain a registry showing, at all times, the holder of such Note. As a condition precedent to the making of the Loan, Borrower shall have delivered to Lender on the Closing Date a certificate of its secretary or an assistant secretary as to (a) resolutions of the Board of Directors of the Borrower then in full force and effect authorizing the execution, delivery and performance of this Agreement and the Note and (b) the incumbency and signatures of those officers of the Borrower authorized to act with respect to this Agreement and the Note.

2.2 Principal Payments of the Loan. The Borrower shall pay $3,000,000 of the principal amount of the Loan on each Interest Payment Date (together with accrued and unpaid interest thereon.)

Any outstanding principal amount (together with accrued and unpaid interest therein) shall be paid on December 30, 2010 (the “Maturity Date”). Payments of principal shall be made by the Borrower as set forth below in the Lender’s signature block hereto or as otherwise directed in writing by the Lender.

2.3 Interest. The Loan shall bear interest on the principal amount thereof outstanding from and after the Closing Date at a rate per annum equal to 6.55% (the “Interest Rate”). Anything contained herein to the contrary notwithstanding, after the Maturity Date, after the date on which the Loan shall have become due and payable pursuant to Section 7 or in any period during which a Default shall exist, the Loan shall bear interest at a rate per annum equal to the Interest Rate plus 2.0% and such interest shall be due and payable on demand. Except as set forth in the immediately preceding sentence, interest on the Loan shall be due and payable in arrears on the last day of each Interest Period (and if such day is not a Business Day, then on the next Business Day) (the “Interest Payment Date”). Interest shall also be paid on the date of any prepayment of Loans under Section 2.4 for the portion of the Loan so prepaid. At no time shall the interest rate payable on the Loan exceed the Highest Lawful Rate applicable to the Lender. All interest shall be determined on a year of 360-days and the actual number of days elapsed.

2.4 Optional Prepayments. The Borrower may, at any time or from time to time on any Interest Payment Date (or such other date to which the Lender shall have consented in writing), upon not less than 4 Business Days’ irrevocable notice to the Lender, prepay the Loan in whole or in part, in minimum amounts of $2,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid. No prepayment premium shall be payable in connection with any such prepayment.

3.	REPRESENTATIONS AND WARRANTIES

As an inducement to Lender to make the Loan, Borrower warrants and represents to Lender that:

3.1 Organization and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Corporate Powers. Borrower has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Note. This Agreement and the Note have each been duly authorized and approved by the shareholders and Board of Directors of Borrower, and are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

3.3 Compliance with Laws, Other Instruments, etc. Neither the execution, delivery and performance by the Borrower of this Agreement and the Note will (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of the Borrower or any subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Borrower or any subsidiary is bound or by which the Borrower or any subsidiary or any of their respective properties may be bound or affected other than in respect of those certain indentures, mortgages, deeds of trust, loans, purchase or credit agreements or leases, or any other agreements or instruments for which written consents shall have been obtained either prior to, or contemporaneously with, the closing of this Agreement; (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or governmental authority applicable to the Borrower or any subsidiary, or (c) violate any provision of any statute or other rule or regulation of any governmental authority applicable to the Borrower or any subsidiary).

3.4 Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery or performance by the Borrower of this Agreement or the Note.

3.5 Litigation: Observance of Agreements, Statutes and Orders. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any subsidiary or any property of the Borrower or any subsidiary in any court or before any arbitrator of any kind or before or by any governmental authority that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, financial position or prospects of the Borrower. Neither the Borrower nor any subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or governmental authority or is in violation of any applicable law, ordinance, rule or regulation of any governmental authority.

3.6 Taxes. The Borrower and its subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Borrower knows of no basis for any other tax or assessment that could reasonably be expected to have a material adverse effect on its business, financial position or prospects. The charges, accruals and reserves on the books of the Borrower and its subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate.

3.7 Title to Property: Leases. The Borrower and its subsidiaries have good and sufficient title to the properties that the Borrower and the subsidiaries own or purport to own that individually or in the aggregate are material (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of liens prohibited by this Agreement. All leases that individually or in the aggregate are material are valid and subsisting and are in full force and effect in all material respects.

3.8 Licenses, Permits, etc. The Borrower and its subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are material, without known material conflict with the rights of others. To the best knowledge of the Borrower, no product of the Borrower infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other person. To the best knowledge of the Borrower, there is no material violation by any person of any right of the Borrower or any of its subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Borrower or any of its subsidiaries.

4.	AFFIRMATIVE COVENANTS.

4.1 Affirmative Covenants. Borrower covenants that, unless otherwise consented to by Lender in writing, it will: (a) preserve and maintain its corporate existence and all rights, privileges and franchises in connection therewith; (b) file all federal, state and local tax returns and other reports that the Borrower is required by law to file, maintain adequate reserves for the payment of all taxes, assessments, governmental charges and levies imposed upon it, its income or its profits, or upon any property belonging to it, and pay and discharge all such taxes, assessments, governmental charges and levies prior to the date on which penalties attach thereto, except where the same are being contested in good faith by appropriate proceedings and provided that in such event adequate book reserves have been established with respect to each such claim being contested; (c) maintain its property in good condition and make all necessary renewals, repairs, replacements, additions and improvements thereto; (d) not be in violation of any federal, state, or local laws, ordinances, governmental rules and regulations to which it is subject, and not fail to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain might materially and adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of Borrower; (e) keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions.

5.	NEGATIVE COVENANTS.

5.1 Negative Covenants. The Borrower covenants that, unless otherwise consented to by the Lender in writing, it: (a) will not, and will not permit any of its subsidiaries to, consolidate or merge with or into any other person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any person (except that any subsidiary may consolidate or merge with or into, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, the Borrower (provided the Borrower is the surviving person) or any subsidiary or any person that, contemporaneously with the consummation of any such event, becomes a subsidiary), provided that the foregoing restrictions do not apply to the consolidation or merger of the Borrower with or into, or the conveyance, transfer or lease of all or substantially all of the assets of the Borrower in a single transaction or series of transactions to, any person so long as (i) the successor formed by such consolidation or the survivor of such merger or the person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Borrower as an entirety, as the case may be (the “Successor Company”), shall be a solvent corporation organized and existing under the laws of the United States of America or any State thereof (including the District of Columbia); (ii) if the Borrower is not the Successor Company, such Successor Company shall have executed and delivered to the Lender its assumption of the due and punctual payment of the principal of and premium, if any, and interest on the Loan and the Note, according to its tenor, and the due and punctual performance and observance of each covenant and condition of this

Agreement and the Note and shall have caused to be delivered to the Lender an opinion of nationally recognized independent counsel or other independent counsel, reasonably satisfactory to the Lender, to the effect that all agreements or instruments effecting such assumption have been duly authorized, executed and delivered and are enforceable in accordance with their terms and comply with the terms hereof; (iii) immediately before and after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing. No such conveyance, transfer or lease of substantially all of the assets of the Borrower shall have the effect of releasing the Borrower or any Successor Company from its liability under this Agreement or the Note; (b) the Borrower will not and will not permit any subsidiary to engage in any business if, as a result, the general nature of the businesses in which the Borrower and the subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the businesses of the Borrower and the subsidiaries on the date of this Loan Agreement; (c) the Borrower will not and will not permit any of its subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any lien on or with respect to any property or asset of the Borrower or such subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive such income or profits, provided that the foregoing restrictions and limitations shall not apply to: (i) liens for taxes, assessments or other governmental charges the payment of which is not yet due and payable or the payment of which is not at the time required by Section 4.1 (b) hereof, (ii) liens arising from judicial attachments and judgments, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay, (iii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, inventory suppliers and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due, (iv) leases or subleases granted to others, licenses, easements, rights-of-way, restrictions, zoning restrictions, governmental restrictions in respect of any property or property right or franchise of the Borrower or any subsidiary, minor survey exceptions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Borrower and the subsidiaries, taken as a whole, provided that such charges and encumbrances do not, in the aggregate, materially detract from the value or utility of such property, (v) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts, leases and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, and which liens do not, in the aggregate, materially impair the use of the property subject thereto in the operation of the business of the Borrower and the subsidiaries or the value of such property for the purposes of such business, (vi) liens existing on the Closing Date; (vii) liens created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Borrower or any subsidiary, (viii) liens existing on property of a person immediately prior to its being consolidated or merged into the Borrower or any subsidiary or its becoming a subsidiary, or any lien existing on any property acquired by the Borrower or any subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), and (ix) liens renewing, extending or replacing liens permitted by this subclause (c).

6.	FINANCIAL COVENANTS

6.1 Financial Covenants. (a) The Borrower shall maintain an EBITDA to Total Interest Expense Ratio of 1.05 to 1.00 during 2006, 1.15 to 1.00 during 2007, and 1.25 to 1.00 thereafter; (b) the Borrower shall maintain an EBITDA to Senior Interest Expense Ratio of 3.00 to 1.00; (c) the Borrower shall maintain Shareholder Equity of at least $115,000,000, (d) the Borrower shall maintain Assets Under Management of at least $19,000,000,000 and (e) the Borrower shall at all times maintain a Senior Debt to EBITDA Ratio of not more than 5.0 to 1.0 during 2006 and not more than 2.75 to 1.0 thereafter.

7.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”: (a) (i) the failure to make any payment of principal on the Note when due as provided for herein or in the Note or (ii) the failure to make any payment of interest on the Note within 5 Business Days after the due date thereof as provided for herein or in the Note; (b) any warranty, representation or other statement made or furnished to Lender by or on behalf of Borrower or in any instrument furnished in compliance with or in reference to this Agreement proves to have been false or misleading in any material respect when made or furnished; (c) Borrower fails or neglects to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement, which is required to be performed, kept or observed by Borrower and the same is not cured to Lender’s satisfaction within 30 days after such occurrence becomes known to any officer of Borrower; (d) the occurrence of any default or event of default or failure of performance on the part of Borrower or any subsidiary (including specifically, but without limitation, due to nonpayment) under any agreement, document or instrument to which Borrower or such subsidiary is a party or by which Borrower or such subsidiary is bound, creating or relating to any other Indebtedness of Borrower or such subsidiary; and (e) dissolution, termination of existence, insolvency (failure of Borrower or any subsidiary to pay its debts as they mature), appointment of a receiver, trustee, custodian or similar fiduciary, assignment for the benefit of creditors or the commencement of any proceedings under the Bankruptcy Code by or against Borrower or any subsidiary (if against Borrower or a subsidiary, the continuation of such proceeding for more than 60 days).

7.2 Acceleration of the Obligations. Upon the occurrence of an Event of Default as above provided, all or any portion of the Loan due or to become due from Borrower to Lender, whether under this Agreement, the Note or otherwise, shall, at the option of Lender, and without notice or demand by Lender, become at once due and payable together with all accrued and unpaid interest thereon; Borrower will thereafter forthwith pay to Lender, in addition to any and all sums and charges due, the entire principal of and interest accrued on the Loan.

7.3 Remedies. Upon and after the occurrence of an Event of Default, Lender shall have any and all rights and remedies available to Lender at law or in equity.

7.4 Remedies Cumulative. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrower contained in this Agreement, or in any document referred to herein or contained in any agreement supplementary hereto, or in any schedule or contained in any other agreement between Lender and Borrower, heretofore, concurrently or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions or agreements of Borrower herein contained.

8. GUARANTY OF LOAN – The Loan shall be guaranteed by The Phoenix Companies, Inc. on substantially the terms set forth in Exhibit B attached hereto.

9. MISCELLANEOUS

9.1 Transaction Expenses. In addition to a restructuring fee of $99,028 payable by the Borrower to Lender on the Closing Date, the Borrower will pay all costs and expenses (including reasonable attorneys’ fees) incurred in connection with the Loan and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Note (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Note or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Note, or by reason of being the Lender, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Borrower or any subsidiary or in connection with any work-out or restructuring (whether or not such work-out or restructuring becomes effective) of the transactions contemplated hereby and by the Note. The Borrower will also pay the reasonable attorneys’ fees and disbursements of counsel to the Lender incurred in connection with enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Note, responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Note, the insolvency or bankruptcy of the Borrower or any subsidiary or any work-out or restructuring (whether or not such work-out or restructuring becomes effective) of the transactions contemplated hereby and by the Note.

9.2 Survival of Representations and Warranties. All warranties and representations shall survive the making of the Loan.

9.3 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns, whether so expressed or not.

9.4 Payments Due on Non-Business Days. Anything in this Agreement or the Note to the contrary notwithstanding, any payment of principal of or interest on the Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

9.5 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person. The headings in this Agreement and in any related agreement, document or instrument are for purposes of reference and shall not limit or otherwise affect the meaning hereof or thereof.

9.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.7 Modification of Agreement. This Agreement and the Note may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender.

9.8 Governing Law. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT HARTFORD, CONNECTICUT. THE LOAN PROVIDED FOR HEREIN IS TO BE FUNDED AND REPAID AT AND THIS AGREEMENT IS OTHERWISE TO BE PERFORMED AT HARTFORD, CONNECTICUT AND THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT.

9.9 Notices. Except as otherwise provided herein, any notice required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon deposit in the United States mails, with proper postage prepaid, and addressed to the party to be notified as set forth in the first paragraph of this Agreement or to such other address as each party may designate for itself by like notice given in accordance with this Section.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

PHOENIX INVESTMENT PARTNERS, LTD.

By:	/s/ Glenn H. Pease
Name:	Glenn H. Pease
Title:	Vice President, Finance

PHOENIX LIFE INSURANCE COMPANY

By:	/s/ Christopher Wilkos
Name:	Christopher Wilkos
Title:	Sr. Vice President

Payments of interest and principal shall be made by the Borrower as follows:

EXHIBIT A

[FORM OF NOTE]

PHOENIX INVESTMENT PARTNERS, LTD.

Senior Note Due December 30, 2010

$66,018,833	December 30, 2005
Registration No.	Hartford, Connecticut

FOR VALUE RECEIVED, the undersigned, PHOENIX INVESTMENT PARTNERS, LTD., a Delaware corporation (herein called the “Borrower”), hereby promises to pay to PHOENIX LIFE INSURANCE COMPANY, or registered assigns, the principal sum of SIXTY SIX MILLION EIGHTEEN THOUSAND EIGHT HUNDRED and THIRTY THREE DOLLARS ($66,018,833) with interest (computed on the basis of a 360-day year and the actual number of days elapsed) (a) on the unpaid balance thereof at a rate equal to the Interest Rate as defined and in that certain Loan Agreement between the Borrower and Phoenix Life Insurance Company dated as of December 30, 2005, as amended from time to time (the “Loan Agreement”), from the date hereof, as provided in the Loan Agreement, and (b) to the extent permitted by law, on any overdue payment or prepayment of principal and any overdue payment of interest, at a rate per annum from time to time equal to Interest Rate plus 2.0% per annum, payable on demand. Commencing on March 31, 2006 and in accordance with the Loan Agreement on every Interest Payment Date thereafter though September 30, 2010, the Borrower shall pay all quarterly interest and a principal payment of $3,000,000 and on December 30, 2010 the Borrower shall pay all remaining principal and accrued interest.

Payments of principal of and interest with respect to this Note are to be made in lawful money of the United States of America at Hartford, Connecticut or at such other place as the Borrower shall have designated by written notice to the holder of this Note as provided in the Loan Agreements.

This Note is the sole senior promissory note issued pursuant to the Loan Agreement.

This Note is a registered Note and, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Senior Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary. Presentment of this Note for payment is hereby waived.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Loan Agreement, but not otherwise.

If an Event of Default, as defined in the Loan Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Loan Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF CONNECTICUT, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

PHOENIX INVESTMENT PARTNERS, LTD.

By

Its

EXHIBIT B

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, executed as of the 30th day of December 2005, by and between Phoenix Investment Partners, Ltd., a Delaware corporation (“PXP”) and The Phoenix Companies, Inc., a Delaware corporation (“Parent”).

RECITALS

PXP wishes to refinance its existing indebtedness to Phoenix Life Insurance Company (“Phoenix Life”) pursuant to a Loan Agreement dated as of February 26, 2001. To effect that refinancing, Phoenix Life and PXP have entered into a a Loan Agreement dated as of December 30, 2005 (“Loan Agreement”) pursuant to which PXP has issued a Note in the amount of $66,018,833 payable to Phoenix Life (“Senior Note”), which Note will be guaranteed by the Parent. As Parent believes this arrangement to be in the best interest of both PXP and Phoenix Life, it has agreed to enter into this Guaranty Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows.

Section 1. Guaranty. Parent hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Senior Note issued by PXP and the full and punctual payment of all obligations of PXP under the Loan Agreement. Upon failure by PXP to pay punctually any such amount, the Parent shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Loan Agreement.

Section 2. Guaranty Unconditional. The obligations of the Parent under this Guaranty Agreement shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of PXP under the Loan Agreement or the Senior Note, by operation of law or otherwise;

(ii)	any modification or amendment of or supplement to the Loan Agreement or Senior Note;

(iii)	any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of PXP under the Loan Agreement or the Senior Note;

(iv)	any change in the corporate existence, structure or ownership of PXP or any insolvency, bankruptcy, reorganization or other similar proceeding affecting PXP or its assets or any resulting release or discharge of any obligation of PXP contained in the Loan Agreement or the Senior Note;

(v)	the existence of any claim, set-off or other right which the Parent may have at any time against PXP, or any other person, whether in connection with the Loan Agreement or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)	any validity or unenforceability relating to or against PXP for any reason of the Loan Agreement or the Senior Note, or any provision of applicable law or regulation purporting to prohibit the payment by PXP of the principal of or interest on the Senior Note or any other amount payable by PXP under the Loan Agreement; or

(vii)	any other act or omission to act or delay of any kind by PXP or any other person, or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of PXP or of the Parent’s obligations as guarantor hereunder.

Section 3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Parent’s obligations as guarantor hereunder shall remain in full force and effect until all obligations of PXP pursuant to the Loan Agreement and the Senior Note shall have been indefeasibly paid in full. If at any time any payment of principal, interest or any other amount payable by PXP under the Loan Agreement or the Senior Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of PXP or otherwise, the Parent’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 4. Waiver by the Parent. The Parent irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against PXP or any other person.

Section 5. Subrogation. Notwithstanding any payment made by or for the account of the Parent pursuant to this Guaranty Agreement, the Parent shall not be subrogated to any right of Phoenix Life until such time as Phoenix Life shall have received final payment in cash of the full amount of all obligations pursuant to the Loan Agreement and the Senior Note.

Section 6. Stay of Acceleration. If acceleration of the time for payment of any amount payable by PXP under the Loan Agreement or the Senior Note is stayed upon the insolvency, bankruptcy or reorganization of PXP, all such amounts otherwise subject to acceleration under the terms of the Loan Agreement shall nonetheless be payable by the Parent under this Guaranty Agreement forthwith on demand by Phoenix Life.

Section 7. Governing Law. This Guaranty Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their undersigned duly authorized officers.

THE PHOENIX COMPANIES, INC.

By
Its

PHOENIX LIFE INSURANCE COMPANY

By
Its